UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 25, 2019

REINSURANCE GROUP OF AMERICA, INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Missouri	1-11848	43-1627032
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16600 Swingley Ridge Road, Chesterfield, Missouri 63017

(Address of Principal Executive Offices, and Zip Code)

Registrant’s telephone number, including area code: (636) 736-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	RGA	New York Stock Exchange
6.20% Fixed-To-Floating Rate Subordinated Debentures due 2042	RZA	New York Stock Exchange
5.75% Fixed-To-Floating Rate Subordinated Debentures due 2056	RZB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter):

☐	Emerging growth company

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 25, 2019, Reinsurance Group of America, Incorporated (the “Company”) entered into a letter agreement (the “Letter Agreement”) with Anna Manning, the Company’s President & Chief Executive Officer, pursuant to which the Company’s Board of Directors (the “Board”) offered Ms. Manning a post-retirement cash benefit payment (the “Supplemental Payment”) to be calculated as described in the Letter Agreement and paid to Ms. Manning following her retirement from the Company.

The Board recently performed a review of the Company’s retirement and savings plans in the United States and Canada (the “Retirement Plans”) and the expected benefits under those plans to Ms. Manning in connection with her relocation to the United States from Canada in 2016. Following this analysis, the Board determined that Ms. Manning’s relocation would cause her to receive retirement benefits less than those benefits she would have received had Ms. Manning worked in either the United States or Canada for her entire Company career.

The Supplemental Payment is designed to supplement the post-retirement benefits that Ms. Manning will otherwise receive under the Retirement Plans so that the aggregate retirement payments she receives from the Company are equivalent to what she would have received under the Company’s United States retirement and savings plans had she worked in the United States for her entire Company career.

The Supplemental Payment will be made following Ms. Manning’s retirement from employment with the Company. The Supplemental Payment will represent the difference between:

(a)

the value of certain Company-provided benefits that Ms. Manning would have received upon her retirement from the Company had she worked her entire career in the United States starting upon her hire date in 2007 through her retirement date; and

(b)

the value of certain Company-provided benefits that Ms. Manning actually receives upon her retirement from the Company, calculated according to the applicable provisions of the Company’s Canadian plans that Ms. Manning participated in while employed in Canada and the Company’s U.S. plans that Ms. Manning participates in while employed in the United States.

The actual amount of the Supplemental Payment will be calculated following Ms. Manning’s retirement in accordance with the terms of the Letter Agreement, and will be dependent on many factors, including the timing of her retirement, her realized compensation changes and her attained bonus amounts during her employment with the Company. The estimated value of the Supplemental Payment based on current data and best estimate assumptions for future events is $1,561,000. This estimation involves assumptions of future events and data that will be replaced by known values when the Supplemental Payment is calculated following Ms. Manning’s retirement.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Letter Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

10.1	Letter Agreement, dated as of July 25, 2019, by and between the Company and Anna Manning.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REINSURANCE GROUP OF AMERICA, INCORPORATED

Date: July 26, 2019	By:	/s/ Todd C. Larson
Todd C. Larson
Senior Executive Vice President and Chief Financial Officer